Exhibit 99(a)(1)(B)
Lime Energy Co.
INSTRUCTIONS TO ELECTION FORM
PURSUANT TO THE OFFER TO EXCHANGE DATED JANUARY 28, 2009
Please read these Instructions and the Election Form carefully. To properly elect to exchange your Eligible Options, we must receive your properly completed, signed and dated Election Form, including Annex A, before 12:00 midnight, Eastern Time, on the expiration date, which is currently February 26, 2009.
You are not required to return the Election Form if you are electing not to participate in this offer to exchange (the “Offer”). If you do not submit the Election Form by the deadline, it will be interpreted as your election not to participate in this Offer, and you will retain all of your outstanding options with their current terms.
If you hold an incentive stock option, to avoid it being deemed a “modified option” as described under Incentive Stock Options on page 26 of the Offer to Exchange, you may opt to affirmatively decline to participate in the Offer by checking the box indicated on the Election Form.
If you are electing to exchange Eligible Options, you must send the entire Election Form, including Annex A, via electronic delivery, facsimile, regular mail or overnight courier using the contact information below. Be sure that all pages are properly completed and signed, and that all three (3) pages are sent. If sending via electronic delivery or facsimile, you do not need to mail the original.
Via Electronic Delivery:
Scan the entire 3-page Election Form and e-mail it to otender@lime-energy.com.
Via Facsimile:
Fax the entire 3-page Election Form to: Maria Medrano, Fax: (847) 437-4969.
Via Regular Mail or Overnight Courier:
Mail the entire 3-page Election Form to the following address:
Lime Energy Co.
Attn: Maria Medrano
1280 Landmeier Road
Elk Grove Village, IL 60007-2410
You do not need to return your original stock option agreements in order to effectively elect to accept this Offer.
It is your responsibility to ensure that we have received your election. We intend to electronically confirm our receipt of your Election Form within three (3) business days of receipt. If you do not receive confirmation, you may confirm that your documents have been received by sending an e-mail to otender@lime-energy.com.
If you think the information regarding your Eligible Options set forth on Annex A is incorrect, or if you have any questions about the Offer, please contact Jeffrey Mistarz at (847) 437-1666 or by emailing otender@lime-energy.com.
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The following instructions form part of the Terms and Conditions of the Offer:
     1. Delivery of Election Form. Lime Energy Co. must actually receive your signed and dated Election Form before the Offer expires, which is currently scheduled for 12:00 midnight, Eastern Time, on February 26, 2009. Any Election Form received after that time will not be accepted.
     The method of delivery of any document is at your election and risk. We recommend submitting your documents electronically or by facsimile. If delivery is by mail, we recommend that you use registered or certified mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery. If you do not receive a confirmation of receipt within three (3) days, or if you are transmitting the document close to the deadline, we recommend that you follow up to confirm receipt.
     Lime will not accept any alternative, conditional or contingent offers to exchange options. All eligible employees electing to exchange options, by execution of the Election Form, waive any right to receive any notice of the acceptance of their election to exchange, except as provided for in the Offer to Exchange.
     2. Withdrawal of Election. Elections to exchange made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. If the Offer is extended by Lime beyond that time, you may withdraw your election at any time until the extended expiration of the Offer. In addition, although Lime currently intends to accept your validly tendered options promptly after the expiration of the Offer, unless Lime accepts and cancels your tendered Eligible Options before 12:00 midnight, Eastern Time, on March 25, 2009, you may withdraw your tendered options at any time after that date until your tendered Eligible Options have been accepted. To withdraw your tendered options, you must deliver the accompanying Notice of Withdrawal with the required information while you still have the right to withdraw the election. Withdrawal elections may not be rescinded and any Eligible Options withdrawn from the Offer will thereafter be deemed not properly tendered for purposes of the Offer. To re-elect to exchange options that you have withdrawn, you must again follow the procedures described in these Instructions to deliver a new Election Form prior to the expiration of the Offer.
     3. Inadequate Space. If the space provided in the Election Form is inadequate, the information requested in the table in Annex A regarding which options are being elected for exchange should be provided on a separate schedule attached to the Letter.
     4. Signatures on the Election Form. If the Election Form is signed by the option holder, the signature must correspond with the name as written on the face of the stock option agreement(s) to which the options are subject. If your name has been legally changed since your stock option agreement was signed, please submit proof of the legal name change.
     If the Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to us of the authority of that person so to act must be submitted with the Election Form.
     5. Requests for Assistance or Additional Copies. If you have any questions or need assistance, please call Jeffrey Mistarz at (847) 437-1666 or email otender@lime-energy.com. If you would like to request additional copies of any of the Offer Documents, please contact Maria Medrano at (847) 437-1666 or by emailing otender@lime-energy.com. All copies will be furnished promptly at Lime’s expense. You may also contact Lime by fax or through mail using the contact information listed above.
     6. Irregularities. All questions as to the number of shares subject to options to be accepted for exchange and the number of shares subject to the Replacement Options to be granted, and any questions as to the form of documents and the validity (including eligibility and time of receipt), form and acceptance of any options elected to be exchanged will be determined by Lime in its sole discretion, which determinations shall be final and binding on all interested persons. Lime reserves the right to reject any or all elections to exchange options that Lime determines not to be in appropriate form or the acceptance of which may, in the opinion of Lime’s counsel, be unlawful. Lime also reserves the right to waive any of the conditions of the Offer and any defect or irregularity in any election to exchange options, and Lime’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No election to exchange options will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with an election to exchange options must be cured within such time as Lime shall determine. Neither Lime nor any other person is
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or will be obligated to give notice of any defects or irregularities in the election to exchange options, and no person will incur any liability for failure to give any such notice.
     7. Additional Documents to Read. You should be sure to read the entire Offer to Exchange, your personalized Election Form, the form Notice of Withdrawal, and the 2008 Long-Term Incentive Plan (the “Stock Plan”) before deciding to participate in the Offer.
     8. Electronic Delivery of Documents. Any document relating to participation in the Offer or any notice required or permitted by the Offer to Exchange, the Election Form or a Notice of Withdrawal shall be given in writing and shall be deemed effectively given only upon receipt by Lime. The Offer to Exchange, the Election Form, and the Notice of Withdrawal, and any other communications to option holders in connection with the Offer (collectively, the “documents” ) may be delivered to you electronically. In addition, you may deliver electronically to Lime the Election Form or a Notice of Withdrawal. By executing the Election Form, you acknowledge that you have read this instruction and consent to the electronic delivery of the documents. You acknowledge that you may receive from Lime a paper copy of any documents delivered electronically at no cost to you by contacting Lime using the contact information listed in Section 5 of these Instructions to Election Form. You further acknowledge that you will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, you have been advised that you must provide Lime with a paper copy of any documents if the attempted electronic delivery of such documents fails. You may revoke your consent to the electronic delivery of documents described in this instruction or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by notifying Lime of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, you have been advised that you are not required to consent to electronic delivery of documents described in this Instruction.
     9. Governing Law and Documents. The Election Form is governed by, and subject to, United States federal and Delaware state law, as well as the terms and conditions set forth in the Offer to Exchange.
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